Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-155745) and Form S-8 (File No. 333-126444) of Petroleum Development Corporation of all references to our firm and information from our reserves report dated January 26, 2010, included in or made a part of the Petroleum Development Corporation's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 4, 2010, and our summary report attached as Exhibit 99.1 to the amendment on Form 10-K/A to such Annual Report on Form 10-K filed on or about August 27, 2010.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580

Denver, CO
August 27, 2010